Exhibit 99.1

UNWIRED PLANET, INC. ANNOUNCES PRELIMINARY FOURTH QUARTER AND

FISCAL YEAR 2015 FINANCIAL RESULTS

RENO, NV – Aug. 25, 2015 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced preliminary, unaudited financial results for the fourth quarter and fiscal year 2015.

Revenue for the fourth quarter ended June 30, 2015 was $0.8 million, while loss from continuing operations totaled $9.0 million. Revenue for the fiscal year ended June 30, 2015 was $4.5 million, and loss from continuing operations totaled $41.8 million.

“We have been busy reviewing every element of operations including our operational model, cost structure, and our licensing initiatives with the goal to increase our focus and discipline on operational efficiencies and execution actions to drive our licensing business,” said Boris Teksler, president and chief executive officer. “While there’s still a lot of work to do to generate the licensing revenues we want to see, we are beginning to see indications that our strategy is starting to gain traction as a result of the actions we took in 2015.”

“The company continued on its planned course of investing in the realization of value in its patent portfolio,” said Dean (Kip) Witter, interim chief financial officer. “Net revenue declined from the prior quarter due to a fee share expense recognized currently on licensing revenue that was deferred. General and administrative expenses were slightly lower compared to the prior quarter, and patent licensing expenses decreased by $1.4 million from the preceding quarter, a decline attributable to expected cycles of activity in the U.S.-based patent enforcement actions the company is undertaking, partially offset against an increase in activity in the company’s European enforcement actions.”

On a GAAP basis, net loss for the fourth quarter ended June 30, 2015 was $9.0 million, or $0.08 per share, compared with a net income of $24.3 million, or $0.22 per share, in the fourth quarter of the preceding year. Net loss for the fiscal year ended June 30, 2015 was $41.8 million, or $0.37 per share, compared with a net income of $0.4 million, or $0.00 per share in the previous year.

Conference Call Information

Unwired Planet has scheduled a conference call for 5:00 p.m. eastern daylight time today to discuss its financial results for its fourth quarter and fiscal year 2015. Interested parties may access the conference call over the Internet through the company’s website at www.unwiredplanet.com or by telephone at 888-510-1765 or 719-325-2454 (international). A replay of the conference call will be available for one week (September 1), beginning at 5:00 p.m. PT on August 25 by calling 888-203-1112. The replay can be accessed internationally by calling 719-457-0820, access code: 6607336.

A live webcast of the call, together with supplemental financial information, will also be available on the Investors section of Unwired Planet’s website at http://www.unwiredplanet.com/investors. A replay will be available on the website for at least three months.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The company’s patent portfolio of approximately 2,500 issued and pending US and foreign patents, includes technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G, and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push notification technology, maps and location based services, mobile application stores, social networking, mobile gaming, and mobile search. Unwired Planet is headquartered in Reno, Nevada. References in this release to Unwired Planet may be to Unwired Planet, Inc. or its subsidiaries.

Cautionary Note Regarding Forward Looking Statements

Any statements in this press release with respect to future events or expectations, including statements regarding the Company’s licensing activities and related recognition of revenue, litigation strategy and prospects and expectations regarding enhancing shareholder value are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Unwired Planet assumes no obligation to update the forward-looking statements included in this press release. For a detailed discussion of these and other factors that may cause these forward looking statements not to come true, please refer to the risk factors discussed in Unwired Planet’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015. These documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Unwired Planet’s website at www.unwiredplanet.com.

UNWIRED PLANET, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	June 30,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$73,755	$93,877
Short-term investments	11,713	40,068
Restricted cash	27	378
Prepaid and other current assets	632	666

Total current assets	86,127	134,989
Property and equipment, net	110	187
Long-term investments	—	11,745
Initial direct license costs, net	1,595	2,061
Debt issuance costs and other assets, net	1,052	1,459

Total assets	$88,884	$150,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$678	$1,181
Fee share obligation	500	12,850
Deferred revenue	5,005	5,005
Accrued liabilities	970	1,577
Accrued legal expense	3,152	4,054
Accrued compensation	433	605
Accrued restructuring costs	—	254

Total current liabilities	10,738	25,526
Fee share obligation, net of current portion	—	7,182
Deferred revenue, net of current portion	24,562	28,566
Long-term note payable	29,874	25,693
Other long-term liabilities	206	403

Total liabilities	65,380	87,370

Commitments and Contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	112	111
Treasury stock	(93)	(884)
Additional paid-in-capital	3,244,946	3,243,756
Accumulated other comprehensive income	234	24
Accumulated deficit	(3,221,695)	(3,179,936)

Total stockholders’ equity	23,504	63,071

Total liabilities and stockholders’ equity	$88,884	$150,441

UNWIRED PLANET, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Fiscal Year Ended June 30,
	2015	2014	2013
Net revenue	$4,505	$36,396	$121
Operating costs and expenses:
Sales and marketing expense	—	—	109
Patent licensing expenses	31,068	23,008	16,281
General and administrative	11,029	9,975	21,451
Restructuring and other related costs	2	9	1,771

Total operating costs and expenses	42,099	32,992	39,612

Operating income (loss) from continuing operations	(37,594)	3,404	(39,491)
Interest income	72	121	189
Interest expense	(4,332)	(3,697)	(34)
Other income (expense), net	268	625	(301)

Income (loss) from continuing operations	(41,586)	453	(39,637)

Income taxes	164	—	42

Income (loss) from continuing operations	(41,750)	453	(39,679)
Discontinued operations:
Loss on sale of discontinued operation	—	—	(150)
Loss from discontinued operations, net of tax	(8)	(20)	(7,784)

Loss from discontinued operations, net of tax	(8)	(20)	(7,934)

Net income (loss)	$(41,758)	$433	$(47,613)

Basic earnings (loss) per share from:
Continuing operations	$(0.37)	$—	$(0.44)
Discontinued operations	—	—	(0.09)

Net income (loss)	$(0.37)	$—	$(0.53)

Diluted earnings (loss) per share from:
Continuing operations	$(0.37)	$—	$(0.44)
Discontinued operations	—	—	(0.09)

Net income (loss)	$(0.37)	$—	$(0.53)

Weighted average shares outstanding
Basic	111,993	107,982	90,843
Diluted	111,993	108,694	90,843

UNWIRED PLANET, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal year ended June 30,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$(41,758)	$433	$(47,613)
Gain on sale of discontinued operations	—	—	150
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Proceeds from sale of patents acquired for immediate resale	—	10,000	—
Depreciation and amortization	107	97	282
Stock-based compensation	2,101	2,222	6,235
Consultant stock-based compensation	—	2,130	1,540
Non-cash restructuring charges	2	15	451
Amortization of premiums/discounts on investments, net	79	151	753
Realized loss on sale of investments	—	81	1,094
Gain on change in fair value of consultant incentive award obligation	(316)	(588)	—
In kind interest payments on note payable	3,837	3,370	27
Amortization debt discount and issuance costs	495	326	2
Acquisition of patents acquired for immediate resale	—	(10,000)	—
Changes in operating assets and liabilities:
Accounts receivable	—	88	(88)
Initial licensing costs	483	(2,417)	—
Prepaid assets, deposits, and other assets	37	410	3,540
Accounts payable	(503)	(1,136)	(2,995)
Fee share obligation	(19,532)	20,032	—
Accrued liabilities	(1,331)	(768)	(2,493)
Deferred revenue	(4,004)	33,571	—
Accrued restructuring costs	(256)	(614)	(13,070)
Restricted cash	586	16,873	(17,759)

Net cash provided by (used in) operating activities	(59,973)	74,276	(69,944)

Cash flows from investing activities:
Purchases of property and equipment	(30)	(72)	(269)
Payments to vendors related to the sale of discontinued operation	—	—	(1,893)
Proceeds from sale of discontinued operations, net	—	—	600
Purchases of investments	—	(78,337)	(10,962)
Proceeds from sales and maturities of investments	40,000	37,107	52,389

Net cash provided by (used in) investing activities	39,970	(41,302)	39,865

Cash flows from financing activities:
Proceeds from note payable, net of discounts	—	—	22,066
Proceeds from registered direct issuance of common stock, net of offering costs	—	—	14,785
Proceeds from rights offering issuance of common stock	—	12,500	—
Proceeds from exercise of stock options	91	2,571	1,701
Payment of debt and equity issuance costs	—	(1,472)	—
Purchase of treasury stock	(210)	(309)	(575)
Employee stock purchase plan	—	—	6

Net cash provided by (used in) financing activities	(119)	13,290	37,983

Net increase (decrease) in cash and cash equivalents	(20,122)	46,264	7,904
Cash and cash equivalents at beginning of period	93,877	47,613	39,709

Cash and cash equivalents at end of period	$73,755	$93,877	$47,613

For More Information:

Lauren Stevens

The Blueshirt Group

Lauren@blueshirtgroup.com

Tel: 415-217-2632